Exhibit (11)

                      McKESSON CORPORATION
            COMPUTATION OF EARNINGS PER COMMON SHARE
                           (unaudited)
             (in millions except per share amounts)


                                                    Three Months
                                                   Ended June 30
                                                  ---------------
                                                   1994     1993
                                                  ------   ------
FULLY DILUTED EARNINGS PER SHARE
Income after taxes before extraordinary item
  and cumulative effect of accounting change    $  26.4  $  48.6
Contribution adjustment - Series B ESOP
  convertible preferred stock(1)                   (0.9)    (0.9)
                                                  -----    -----
                                                   25.5     47.7
Discontinued operations                             9.6      6.7
Extraordinary item                                    -     (4.2)
Cumulative effect of accounting change                -    (16.7)
                                                  -----    -----
        Total                                   $  35.1  $  33.5
                                                  =====    =====
Fully diluted shares
  Common shares outstanding(2)                     41.5     40.5
  Convertible securities - dilutive                 3.2      3.2
                                                  -----    -----
        Total                                      44.7     43.7
                                                  =====    =====
Fully diluted earnings per share
  Continuing operations                         $   .57  $  1.10
  Discontinued operations                           .22      .15
  Extraordinary item                                  -     (.10)
  Cumulative effect of accounting change              -     (.38)
                                                  -----    -----
        Total                                   $   .79  $   .77
                                                  =====    =====
PRIMARY EARNINGS PER SHARE
Income after taxes before extraordinary item
  and cumulative effect of accounting change    $  26.4  $  48.6
Dividend requirements - preferred stocks(1)        (1.8)    (1.8)
                                                  -----    -----
                                                   24.6     46.8
Discontinued operations                             9.6      6.7
Extraordinary item                                    -     (4.2)
Cumulative effect of accounting change                -    (16.7)
                                                  -----    -----
        Total                                   $  34.2  $  32.6
                                                  =====    =====
Primary shares
  Common shares outstanding(2)                     41.5     40.5
                                                  =====    =====
  Primary earnings per share
    Continuing operations                       $   .60  $  1.16
    Discontinued operations                         .23      .16
    Extraordinary item                                -     (.10)
    Cumulative effect of accounting change            -     (.41)
                                                  -----    -----
        Total                                   $   .83  $   .81
                                                  =====    =====

(1)  Net of certain tax benefits.
(2) Common shares outstanding have been computed by adding the monthly averages (beginning of the month plus end of the month divided by 2), dividing the aggregate by 3 and adjusting this total for dilutive stock options using the treasury stock method based on the greater of the common share price at the end of the period or the average common share price during the period (fully diluted) and on the average common share price during the period (primary).